Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sunshine Heart, Inc. Second Amended and Restated 2011 Equity Incentive Plan, the Sunshine Heart, Inc. 2013 Non-Employee Directors’ Equity Incentive Plan, and the Sunshine Heart, Inc. New-Hire Equity Incentive Plan, of our report dated March 20, 2015, with respect to consolidated financial statements of Sunshine Heart, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP
Minneapolis, Minnesota

March 20, 2015